Exhibit m

                                DISTRIBUTION PLAN

                        AETNA GENERATION PORTFOLIOS, INC.
                                     CLASS S
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                                DISTRIBUTION PLAN

                        AETNA GENERATION PORTFOLIOS, INC.
                                     CLASS S

AETNA GENERATION PORTFOLIOS, INC. (the "Fund") is an open-end management investment company organized as a Maryland corporation, the capital stock of the series ("Series") of which may from time to time be offered to life insurance companies for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life policies. The shares of each Series may be issued in multiple classes, but this Distribution Plan (the "Plan") pertains only to Class S shares of a Series.

The Plan is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act"), by the Fund on behalf of the Class S shares of each of its Series as set forth in Appendix A, as amended from time to time, subject to the following terms and conditions:

SECTION 1.  ANNUAL FEES

Distribution Fee. Each Series will pay to the underwriter of its shares, Aeltus Capital, Inc. (the "Underwriter"), a Connecticut corporation, a distribution fee under the Plan at the annual rate of 0.25% of the average daily net assets of that Series attributable to its Class S shares (the "Distribution Fee").

Adjustment to Fees. The Distribution Fee may be reduced with respect to the Class S shares of any Series if agreed upon by the Board of Directors of the Fund (the "Board") and the Underwriter and if approved in the manner specified in Section 3 of this Plan.

Payment of Fees. The Distribution Fee will be calculated daily and paid monthly by each Series with respect to its Class S shares at the annual rate indicated above.

SECTION 2.  EXPENSES COVERED BY THE PLAN.

         Each Series, with respect to its Class S shares, will pay the Underwriter a Distribution Fee under the Plan to compensate the Underwriter, and firms with which the Underwriter enters into related agreements, for engaging in distribution related services such as sales and promotional activities. Such activities and related services will relate only to Class S shares of the Series. Such expenditures may consist of sales commissions to firms and their representatives for selling Class S shares of the Series, payments to sales and marketing personnel, and the payment of expenses incurred in sales and promotional activities, including advertising expenditures related to the Series and the costs of preparing and distributing promotional materials. Payment of the Distribution Fee described in this Section shall be subject to any limitation set forth in any applicable regulation of the National Association of Securities Dealers, Inc.
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The amount of the Distribution Fee payable under Section 1 hereof is not related directly to expenses incurred by the Underwriter and this Section 2 does not obligate a Series to reimburse the Underwriter for such expenses. The Distribution Fee will be paid by each Series to the Underwriter unless and until
(a) the Plan is terminated pursuant to Section 5 hereof, or (b) the Plan is not renewed with respect to a Series or Class S thereof pursuant to Section 4 hereof. Any distribution expenses incurred by the Underwriter on behalf of a Series in excess of the Distribution Fee specified in Section 1 hereof which the Underwriter has accrued through the termination date are the sole responsibility and liability of the Underwriter and are not an obligation of a Series.

SECTION 3.  APPROVAL OF DIRECTORS.

Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the Board of Directors of the Fund and (b) those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

SECTION 4.  CONTINUANCE OF THE PLAN.

The Plan shall become effective on July 13, 2001 and shall remain in force and effect through [DATE, 200[2]], unless earlier terminated. Following the expiration of its initial term, the Plan shall continue in force and effect for subsequent one year periods, provided such continuance is specifically approved at least annually:

       1. by a majority of the members of the Board, and
       2. by the vote of a majority of the Qualified Directors,

cast in person at a meeting specifically called for such purpose.

SECTION 5.  TERMINATION.

The Plan may be terminated at any time with respect to Class S shares of any Series (a) by the vote of a majority of that Series' outstanding voting Class S securities, or (b) by a vote of a majority of the Qualified Directors. The Plan may remain in effect with respect to a Series even if the Plan has been terminated in accordance with this Section 5 with respect to any other Series.

SECTION 6.  AMENDMENTS.

The Plan may not be amended with respect to any Series so as to increase materially the amounts of the Distribution Fee described in Section 1 above unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting Class S securities of that Series. No material amendment to the Plan may be made unless approved in the manner described in
Section 3 above.

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SECTION 7.  SELECTION OF CERTAIN DIRECTORS.

While the Plan is in effect, the selection and nomination of the Fund's Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

SECTION 8.  WRITTEN REPORTS.

In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by a Series pursuant to the Plan or any related agreement will prepare and furnish to the Board, and the Board will review, at least quarterly, written reports setting out the amounts expended under the Plan, the purposes for which those expenditures were made, and otherwise complying with the requirements of Rule 12b-1.

SECTION 9.  PRESERVATION OF MATERIALS.

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

SECTION 10.  MEANINGS OF CERTAIN TERMS.

As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning ascribed to those terms under the 1940 Act.

IN WITNESS WHEREOF, the Fund, on behalf of the Class S Shares of each of its Series, has executed this Plan as of this 27th day of June, 2001.

                                    AETNA GENERATION PORTFOLIOS, INC.
                                    ON BEHALF OF ITS CLASS S SHARES

                                    By: /s/ J. Scott Fox
                                        ----------------------------------------
                                         J. Scott Fox, President

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                                   APPENDIX A

Aetna Ascent VP
Aetna Crossroads VP
Aetna Legacy VP

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